Exhibit 10.56

Advanced Cell Technology, Inc.
One Innovation Drive
Worcester, Massachusetts 01605

January 23, 1998

Dr. James Robl, Ph.D.

University of Massachusetts

Department of Veterinary and Animal Science

Amherst, MA 01003

Re:                               Consulting Agreement

Dear Jim:

This letter confirms the Agreement between you and Advanced Cell Technology, Inc. (“ACT”) under which you will serve on the ACT scientific advisory committee provide consulting services to ACT on the following terms and conditions:

1.                                       Services.  The consulting services you will provide are described in the attached Exhibit A.

2.                                       Term.  This Agreement shall be for a period of one year beginning October 1, 1997, and shall automatically renew for subsequent periods of one year each unless either party notifies the other in writing of an intention not to renew at least 60 days prior to the end of the then-current period.

3.                                       Compensation.                                                                (a)  ACT will pay you an amount of $48,000 per annum.  Your compensation will accrue from day to day and be payable in once monthly installments.  In addition, ACT agrees to provide you with a one-time signing bonus of $36,000 (thirty-six thousand dollars). It is further understood that the aforementioned signing bonus is a one time only bonus and that subsequent renewal of this or any similar consulting agreement between the parties will not include payment of such signing bonus.

(b)  You will be granted, immediately upon the initiation of ACT’s 1997 Incentive Stock Option Agreement, a fully vested option to purchase twenty thousand (20,000) shares of the company’s common stock. The exercise price shall be $0.25 per share for the aforementioned 20,000 shares.  You will also be eligible to earn, additional options to purchase share of the company’s common stock.  The exercise price for these additional options will be in accordance with the following schedule:

up to 10,000 options at $3.75 per share on the first anniversary date of this signing;

a further 10,000 options at $3.75 per share on the second anniversary date of this signing; and

a further 10,000 options at $3.75 per share on the third anniversary date of this signing.

Any additional options [ILLEGIBLE] be granted under this 1997 Incentive Stock Option Agreement and will be at the current exercise price as determined by that Agreement.  All options to purchase common stock of the company as described in this item shall be subject to the rules and conditions of the company’s 1997 Incentive Stock Option Agreement except where herein indicated by this item 3(b) (i.e., exercise price and vesting schedule).

The numbers of shares listed above in this item 3 (b) are premised upon a total number of one million (1,000,000) shares of issued and outstanding common stock of the company.  In the event of a stock dividend, stock split, recapitalization or other change in the number of outstanding shares of common stock of the company, your options, purchase prices and/or holdings will be adjusted so as to continue to entitle you to the same percentage of the company’s common stock at the same total cost. (Example: If the number of outstanding shares doubles as a result of a recapitalization, you will be entitled to twice as many shares and the prices will be one-half the amounts recited above.) However, in the event of the sale of shares of common stock for consideration which results in the dilution of the percentage interests in the company owned by all shareholders, your dilution will be proportionately equal to the dilution of the other shareholders.

4.                                       Independent Contractor.  You will provide your consulting services as an independent contractor, not as an employee. Nothing herein creates any joint venture, partnership, agency, employment or other relationship between us.  You acknowledge your responsibility for and agree to comply with all federal and state tax laws with respect to any payments you receive under this Agreement.  You further agree not to hold yourself out as or characterize yourself as our employee for any purpose.

5.                                       Ownership of Inventions.  Your consulting work for ACT may include your making of inventions for ACT. ACT acknowledges that you are an employee of the University of Massachusetts (the “University”), and that any inventions you make for us under this Agreement shall be subject to (i) the terms of your University Participation Agreement, and (ii) except to the extent expressly provided to the contrary herein, the terms of the Research Collaboration Agreement (the “RCA”) and the Exclusive License Agreement (the “License”), each dated April 16, 1996, between ACT and the University.  Accordingly, for so long as you remain an employee of the University, the following rules shall govern ownership of inventions you make in performing your consulting work pursuant to this Agreement for ACT at any ACT facility(ies):

(a)          Inventions you discover during the Term of the RCA and first reduce to practice during said Term or within 6 months thereafter shall belong to the University and be subject to the RCA and the License.

(b)         Inventions you discover or first reduce to practice more than 6 months after the termination of the RCA shall be presumed to belong to the University (unless the University stipulates to the contrary on a case-by-case basis under item 5 (c) below), and shall be licensed to ACT by the University pursuant to the terms of the License and Articles 4, 5 and 7 of the RCA as if such inventions had been part of the Research Project under the RCA.

(c)          In the case of any inventions you discover or first reduce to practice that you and/or ACT in good faith believe to be unrelated to your work at the University, such inventions(s) shall be disclosed to the University in writing with a request for a determination by the University whether the invention involved significant use of University resources (as defined in your University Participation Agreement).  The University shall decide this issue in good faith, and, if no significant use of University resources was involved, then (i) the University will issue a written acknowledgment that the University has no ownership interest in the relevant invention, (ii) ACT shall be deemed the owner of the invention, and (iii) you shall cooperate reasonably with

ACT to enable ACT to secure patent protection for the invention in the United States and abroad.  If, on the other hand, the invention involved significant use of University resources, then the invention shall belong to the University and shall be covered by item 5 (b) above.

(d)         For avoidance of doubt, it is acknowledged and agreed that where ACT makes any invention(s) in its own facilities for which you are not one of the “inventors” (as that term is applied under U.S. patent law), the mere fact that you may have consulted with the inventor(s) shall not grant the University any rights in or to such invention(s) unless the invention in fact involved significant use of University resources.

6.                                       Confidentiality.  All information relating to ACT’s research, projects and business is highly confidential, and you agree to maintain it in strictest confidence and use it only in connection with your work for us and not for any other purpose.  You specifically agree not to reveal any such information to any other persons.  The restrictions in this paragraph shall not apply to information which: (a) you rightfully had before you learned it from or about ACT; (b) subsequently becomes known or available to you from a third party acting lawfully; (c) becomes generally known by publication, commercial use or otherwise, without violation of this Agreement; (d) you develop independently and without reference to or reliance upon any information from or about ACT; or (e) may be disclosed under the terms of the RCA.

7.                                       Conflict of Interest.  During the period of your work for us under this Agreement and for 18 months thereafter, you will not directly or indirectly consult with or work for anyone else engaged in or proposing to engage in commercial exploitation of xenotransplantation, pharmaceutical protein production in transgenic animals or related technology.  Nor during the same period will you engage in such activity for your own account or hire any of our employees or anyone who was an employee of ours anytime during the period you worked for us under this Agreement.  You acknowledge and agree that the restrictions in this paragraph are necessary to protect ACT’s trade secrets, which are essential to ACT’s business. The foregoing shall not apply to your activities as a professor at the University.

8.                                       Remedies.  You acknowledge that any violation of the restrictions set forth in Paragraphs 6 and 7 of this Agreement may irreparably damage ACT and that such damage may not be compensable in money.  Consequently, you consent and agree that ACT shall have, in addition to all other rights and remedies as may be available, the right to obtain the issuance of an injunction from any court of competent jurisdiction enjoining any breach of such restrictions.

9.                                       Miscellaneous.  This letter sets forth our entire Agreement.  It supersedes any prior agreements relating to the same matters, whether written or oral.  It may be amended only in writing signed by both parties.  Either party’s failure to enforce any term or condition of this Agreement shall not be deemed a waiver of such term or condition.  The rights and obligations of both parties under Paragraphs 5, 6, 7 and 8 shall survive any termination of expiration of this Agreement.  This Agreement is governed by the laws of Maine without regard to principles of conflicts of laws.  If any provision of this Agreement is unenforceable, it shall be deemed amended to the extent necessary to render it enforceable and the rest of the Agreement shall remain in effect as before.

If the foregoing is in accordance with your understanding and is agreeable, please indicate so by signing and returning both enclosed copies of this letter.  We will return one fully-executed original to you for your files.

ACCEPTED AND AGREED

Dr. James Robl, Ph.D.		Advanced Cell Technology

By:	/s/ James M. Robl	By:	/s/ [ILLEGIBLE]

Date:	2-2-98	Title:	Chairman and CEO

The University of Massachusetts hereby acknowledges and agrees to the terms of Article 5 of this Agreement, and hereby approves this Agreement as one involving permitted Outside Activities under the University Policy on Faculty Consulting and Outside Activities.

UNIVERSITY OF MASSACHUSETTS

By:

Title:

Date:

EXHIBIT A

Description of Consulting Services:  During each consulting year, Dr. Robl will consult for ACT for not more than 20% of his time during the academic year.(1)  This consulting may require travel to ACT (Worcester, MA) or other specified locations from time to time for scientific advisory board meetings.  Reasonable travel costs will be paid by ACT for meetings held at locations other than ACT’s own premises.  The consulting duties will vary and involve those items that the parties agree upon from time to time, including but not limited to the following: (a) provide advice in setting up, conducting and analyzing experiments conducted by ACT in the areas of (i) production of pharmaceutical proteins in farm animals, (ii) xenotransplantation and (iii) agricultural applications of cloning and transgenic technologies; (b) communicate to ACT employees any new and important non-confidential scientific findings (within and outside the lab) that Dr. Robl thinks may be of value to ACT research and development efforts; (c) speak with potential ACT investors about ACT scientific developments; and (d) perform any other duties reasonably requested by ACT from time to time.

(1)  It is estimated that such consulting will total approximately 95 - 98 days per calendar year, calculated as follows:

Academic year = 9 months (Sep. - May) =	273	total days
	-78	weekend days
	195	weekdays
	-10	legal holidays
	185	business days
	-20	vacation days
	165	working days
	x20%		= 33	consulting days

Summer = 3 months (June, July, August) =	92	total days
	-26	weekend days
	66	weekdays
	-1	legal holiday	= 65	consulting days

			98	consulting days